EXHIBIT 21

Subsidiaries

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Alset EHome Inc.	Delaware
SeD USA, LLC	Delaware
150 Black Oak GP, Inc.	Texas
SeD Development USA, Inc.	Delaware
150 CCM Black Oak Ltd.	Texas
SeD Ballenger, LLC	Delaware
SeD Maryland Development, LLC	Delaware
SeD Development Management, LLC	Delaware
SeD Builder, LLC	Delaware
SeD Texas Home, LLC	Delaware
SeD REIT Inc.	Maryland
Alset Solar Inc.	Texas
American Home REIT Inc.	Maryland
AHR Texas Two, LLC	Delaware
AHR Black Oak One, LLC	Delaware
AHR Texas Three, LLC	Delaware